Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adama Agricultural Solutions Ltd.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (lsr.)

Member Firm of KPMG International

Tel Aviv, Israel

November 10, 2014